Exhibit 99.2
Anadarko Austin Chalk Operations
Unaudited Combined Statements of Revenues and Direct Operating Expenses
(In thousands)

	Three Months Ended March 31,
	2007	2006
Total revenues	$11,280	$15,539
Direct operating expenses:
Lease operating expenses	1,694	1,623
Gathering and processing expenses	1,194	1,311
Production and other taxes	652	1,011
Total direct operating expenses	3,540	3,945

Excess of revenues over direct operating expenses	$7,740	$11,594

See accompanying notes to unaudited combined statements of revenues and direct operating expenses.

Anadarko Austin Chalk Operations
Notes to Unaudited Combined Statements of Revenues and Direct Operating Expenses

1. BASIS OF PRESENTATION

On April 13, 2007, EV Properties, LP, a wholly-owned subsidiary of EV Energy Partners, LP (collectively referred as “EV Energy”), entered into an Agreement (“Agreement”) with Anadarko Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP (collectively referred as “Anadarko”) whereby EV Energy agreed to acquire from Anadarko certain oil and natural gas properties (“Austin Chalk Operations”). The acquisition was effective on April 1, 2007 and closed on June 27, 2007 for a cash purchase price of approximately $96.6 million, subject to contractual post-closing adjustments as set forth in the Agreement.

Anadarko did not prepare separate stand alone historical financial statements for the Austin Chalk Operations in accordance with accounting principles generally accepted in the United States of America.  Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Austin Chalk Operations. The accompanying unaudited combined statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko.

Certain indirect expenses as further described in Note 5 were not allocated to the Austin Chalk Operations historical financial records.  Any attempt to allocate these expenses would require significant and judgmental allocations which would be arbitrary and would not be indicative of the performance of the properties had they been owned by EV Energy.

These unaudited combined statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity and cash flows of the Austin Chalk Operations and are not indicative of the results of operations for the Austin Chalk Operations going forward.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Use of Estimates

The unaudited combined statements of revenues and direct operating expenses are derived from the accounts of Anadarko. All significant intercompany transactions and balances have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses.  Actual results could be different from those estimates.

Revenue Recognition

Total revenues in the accompanying unaudited combined statements of revenues and direct operating expenses include oil, natural gas and natural gas liquids (“NGLs”). Anadarko recognizes revenues based on the amount of oil, natural gas and NGLs sold to purchasers when delivery to the purchaser has occurred and title has transferred. Anadarko follows the sales method of accounting for gas imbalances, whereby, as sales volumes exceed Anadarko’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds Anadarko’s share of the remaining estimated proved natural gas reserves for a given property, a liability is recorded. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Austin Chalk Operations. The direct operating expenses include lease operating, gathering, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Gathering and processing expenses consist of payments made to third parties for gas gathering and natural gas liquid processing services. Lease operating and gathering and processing expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities. Production and other taxes consist of severance and ad valorem taxes.

Anadarko Austin Chalk Operations
Notes to Unaudited Combined Statements of Revenues and Direct Operating Expenses (continued)

3. RELATED PARTY TRANSACTIONS

A portion of the natural gas production from the Austin Chalk Operations was sold to wholly owned Anadarko affiliates. The products sold to Anadarko affiliates were resold to unrelated third parties. Any margins earned by Anadarko affiliates have been excluded from the accompanying combined financial statements.

4. CONTINGENCIES

The activities of the Austin Chalk Operations are subject to potential claims and litigation in the normal course of operations.  Anadarko management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Austin Chalk Operations.

5. EXCLUDED EXPENSES

The Austin Chalk Operations were part of a much larger enterprise prior to the acquisition by EV Energy. Indirect costs have not been included in the unaudited combined financial statements. These costs include indirect general and administrative expenses, recovery of COPAS overhead charges to joint venture partners, interest, income taxes and other indirect expenses. Management of Anadarko believes such indirect expenses are not indicative of future costs or recoveries which would be incurred by EV Energy.

Also, depreciation, depletion and amortization have been excluded from the accompanying unaudited combined statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the oil properties in connection with the purchase price allocation by EV Energy.